Exhibit 7

July 23, 2018

Jefferies LLC

Citigroup Global Markets Inc.

RBC Capital Markets, LLC

    As representatives of the several Underwriters

    named in Schedule I to the Underwriting Agreement

c/o Jefferies LLC

520 Madison Avenue

New York, NY 10022

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o RBC Capital Markets, LLC

3 World Financial Center

200 Vesey Street, 9th Floor

New York, New York 10281

Ladies and Gentlemen:

The undersigned understands that Jefferies LLC, Citigroup Global Markets Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters (the “Underwriters”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Noodles & Company, a Delaware corporation (the “Company”), and certain selling stockholders, providing for the public offering (the “Public Offering”) by the Underwriters of shares of the class A common stock, $0.01 par value per share, of the Company (the “Common Stock”).

The undersigned hereby agrees that, without the prior written consent of Jefferies LLC, the undersigned will (and, where the undersigned is an individual, will cause the spouse of the undersigned, any immediate family member (as defined Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Immediate Family Member”) of the undersigned or an Immediate Family Member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise) (a “Family Member”), during the period commencing on the date set forth on the preliminary prospectus which is printed and distributed to investors and ending sixty (60) days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant or exercise any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act, by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) publicly announce any intention to do any of the foregoing. The foregoing sentence shall not apply to: (a) the sale of securities pursuant to the Underwriting Agreement; (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering; provided, that no filing under the Exchange Act (other than a filing on Form 5, Schedule 13D or Schedule 13G (or Schedule 13D/A or Schedule 13G/A) made after the expiration of the Restricted Period), shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions; (c) transfers of shares of Common Stock or any security convertible into Common Stock: (i) as a bona fide gift or charitable contribution, (ii) by will or intestacy or (iii) to any trust for the direct or indirect benefit of the undersigned or an Immediate Family Member of the undersigned; (d) transfers or distributions of shares of Common Stock or any security convertible into Common Stock to beneficiaries or affiliates of the undersigned, including limited partners, members or stockholders of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned or under common control with the undersigned; provided, that in the case of any transfer or distribution pursuant to clause (c) or (d), (i) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period; (e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “Plan”) for the transfer of shares of Common Stock; provided, that (i) such Plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) no public announcement or filing under the Exchange Act shall be required or voluntarily made during the Restricted Period by or on behalf of the undersigned or the Company regarding the establishment of such plan; (f) exercise an option to purchase shares of Common Stock granted under any stock incentive plan or stock purchase plan of the Company or exercise a warrant, including, in either case, on a “net” basis; provided, that (x) the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this letter, (y) in the event of an exercise on a “net” basis, the Company becomes the owner of the shares of Common Stock surrendered in the net exercise, and (z) any public announcement or filing under the Exchange Act shall indicate that any disposition of shares of Common Stock in connection with the exercise was to the Company and that shares of Common Stock held by the undersigned following such exercise may not be transferred during the Restricted Period; and (g) transfers in connection with a liquidation, merger, stock exchange or similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the undersigned agrees that, without the prior written consent of Jefferies LLC, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

In the event that (i) Jefferies LLC releases, in full or in part, any officer, director or other stockholder of the Company (a “Triggering Stockholder”) from the restrictions of any lock-up agreement similar to this agreement signed by such Triggering Stockholder for the benefit of any Underwriter in connection with the Underwriting Agreement, and (ii) in the case of a release relating to a lock-up agreement signed by an officer or director, such release or series of releases cumulatively relates to more than 100,000 shares of Common Stock (as adjusted for any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event) ((i) and (ii) together, a “Triggering Release”), then the undersigned shall be automatically released from this agreement to the same extent with respect to the same percentage of Company securities of the undersigned as the percentage of Company securities being released in the Triggering Release represent with respect to the Company securities held by the Triggering Stockholder at the time of the request of the Triggering Release. In the event of a Triggering Release, the Company shall use reasonable best efforts to notify the undersigned within two (2) business days of the occurrence of such Triggering Release.

The undersigned confirms that the undersigned has not, and has no knowledge that any Family Member has, directly or indirectly, taken any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale of the Common Stock. The undersigned will not, and will cause any Family Member not to take, directly or indirectly, any such action.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

This agreement shall automatically terminate upon the earliest to occur of: (i) the Company advising Jefferies LLC in writing prior to the execution of the Underwriting Agreement that it does not intend to proceed with the Public Offering, (ii) the termination of the Underwriting Agreement before the closing of the Public Offering and (iii) August 31, 2018, if the Underwriting Agreement has not been executed by that date. Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions and other factors. Any Public Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Representatives.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of this page intentionally left blank]

Very truly yours,

MILL ROAD CAPITAL II, L.P.

By:	Mill Road Capital II GP LLC,
its general partner

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director

Date: July 23, 2018

SIGNATURE PAGE TO NOODLES & COMPANY LOCK-UP LETTER